Exhibit 3.1.27

CERTIFICATE OF INCORPORATION OF

MIAMI HERALD HOLDING COMPANY, INC.

ARTICLE I

The name of the corporation is Miami Herald Holding Company, Inc. (the “Company”).

ARTICLE II

The address of the Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time.

ARTICLE IV

This Company is authorized to issue one class of shares to be designated Common Stock. The total number of shares of Common Stock the Company has authority to issue is One Thousand (1,000) shares, with par value of $0.001 per share.

ARTICLE V

The name and mailing address of the incorporator are as follows:

Melinda Anderson

c/o Wilson Sonsini Goodrich & Rosati, P.C.

1301 Avenue of the Americas

New York, NY 10019-6022

ARTICLE VI

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Company is expressly authorized to make, alter, amend or repeal the bylaws of the Company.

ARTICLE VII

Elections of directors need not be by written ballot unless otherwise provided in the bylaws of the Company.

ARTICLE VIII

To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

The Company shall indemnify and hold harmless, to the fullest extent permitted by the Delaware General Corporation Law, or any other applicable law, as the same exists or as may hereafter be amended from time to time, any director or officer of the Company who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding. The Company shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.

The Company shall have the power to indemnify and hold harmless, to the extent permitted by the Delaware General Corporation Law, or any other applicable law, as the same exists or as may hereafter be amended from time to time, any employee or agent of the Company who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE IX

Except as provided in Article VIII above, the Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

I, the undersigned, as the sole incorporator of the Company, have signed this Certificate of Incorporation on June 19, 2006

/s/ Melinda Anderson
Melinda Anderson
Incorporator

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF

MIAMI HERALD HOLDING COMPANY, INC.

Miami Herald Holding Company, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A.        The name of the corporation is Miami Herald Holding Company, Inc. The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on June 19, 2006.

B.        This Certificate of Amendment has been duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the corporation.

C.        Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment amends the provisions of the corporation’s Certificate of Incorporation as set forth herein.

D.        Article First of the corporation’s Certificate of Incorporation is hereby amended to read in its entirety as follows:

  “The name of the Corporation is The Miami Herald Publishing Company.”

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment to be signed by Karole Morgan-Prager, its Secretary, effective as of January 30, 2007

By:	/s/ Karole Morgan-Prager
Karole Morgan-Prager
Secretary

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF

THE MIAMI HERALD PUBLISHING COMPANY

The Miami Herald Publishing Company, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

A.        The name of the Corporation is The Miami Herald Publishing Company. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 19, 2006, as amended on February 5, 2007.

B.        This Certificate of Amendment has been duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the Corporation.

C.        Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment amends the provisions of the Corporation’s Certificate of Incorporation as set forth herein.

D.        Article First of the Corporation’s Certificate of Incorporation is hereby amended to read in its entirety as follows:

  “The name of the Corporation is Miami Herald Media Company.”

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Karole Morgan-Prager, its Secretary, effective as of March 26, 2007

By:	/s/ Karole Morgan-Prager
Karole Morgan-Prager
Secretary